CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated February 15, 2018, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional International Bond Fund’s (one of the funds comprising T. Rowe Price Institutional International Funds, Inc.) Annual Report and T. Rowe Price International Bond Fund’s (one of the funds comprising T. Rowe Price International Funds, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements” and “Documents Incorporated By Reference” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 27, 2018